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Exhibit 21.1

SUBSIDIARIES

Name of Entity	State of Incorporation/ Jurisdiction	Doing Business As
DSTI Luxembourg Sarl	Luxembourg
DST HealthCare Holdings, Inc.	Delaware
DST Output, LLC	Delaware
West Side Investment Management, Inc.	Nevada

Note: Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DSTI Luxembourg represents the consolidation of 39 international subsidiaries, primarily engaged in the Company's Financial Services, Output Solutions and Investments and Other segments.

DST HealthCare Holdings, Inc. represents the consolidation of three U.S. and two international subsidiaries and is engaged in the Financial Services Segment.

DST Output, LLC represents the consolidation of eight U.S. and two international subsidiaries, primarily engaged in the Company's Output Solutions Segment.

West Side Investment Management, Inc. manages a portion of the Company's passive investment portfolio and is engaged in the Investments and Other Segment.

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  Exhibit 21.1
SUBSIDIARIES